Exhibit 10.4

FSI INTERNATIONAL, INC.

2008 OMNIBUS STOCK PLAN

(As Amended and Restated January 2012)

STOCK OPTION AGREEMENT FOR NON-EMPLOYEE DIRECTOR

FSI International, Inc. (the “Company”), pursuant to Section 9.3 of its 2008 Omnibus Incentive Plan (as amended and restated January 2012) (the “Plan”), hereby grants to the Non-Employee Director named below (“Optionee”) an Option to purchase the number of shares of the Company’s common stock shown below. The terms and conditions of this Option Award are set forth in this Stock Option Agreement (the “Agreement”), consisting of Option Award Table below and the Terms and Conditions on the following pages, and in the Plan document which will either be provided with the Company letter advising you of the grant or will be accessible on the Solium Capital (The “Third Party”) plan administrators web site under the subheading “Shareworks”. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Option Award Table

Full Name of Non-Employee Director:
Grant Name:
No. of Shares Covered:	Grant Date:
Exercise Price Per Share:	Expiration Date:
Type of Award: ☐ Initial Non-Employee Director Option ☐ Annual Non-Employee Director Option
Vesting Schedule Table:
Option Vesting Schedule
No. of Shares
Vesting Date	Vesting

By accepting these Options the Optionee agrees to all of the terms and conditions contained in this Agreement and in the Plan document. The Optionee acknowledges having reviewed these documents and that they set forth the entire agreement between the Optionee and the Company regarding the Optionee’s right to purchase shares of the Company’s common stock pursuant to this Option.

RECITALS

Whereas, the Company maintains the FSI International, Inc. 2008 Omnibus Stock Option Plan (the “Plan”); and

Whereas, the Company has appointed a committee (the “Committee”) with the authority to determine the awards to be granted under the Plan, subject to the authorization by the Compensation Committee of the aggregate number of Option available for grant; and

Whereas, the Committee, or its designee, has determined that the Optionee is eligible to receive an award under the Plan in the form of a Stock Option (the”Option”) and has set the terms and conditions thereof.

Now Therefore, this Option is issued to the Optionee under the terms and conditions set by the Committee as follows.

TERMS AND CONDITIONS

1. Exercise Price. The purchase price of each of the Shares subject to the Option shall be the Exercise Price Per Share specified on the cover page of this Agreement, which price was determined in accordance with the Plan.

2. Non-Statutory Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly.

3. Vesting and Exercise. The Option shall vest and become exercisable according to the Option Award Table of this Agreement, so long as the Optionee’s service to the Company has not ended. For purposes of this Agreement, whether the Optionee’s service to the Company continues shall be determined in accordance with Section 9.3(f)(3) of the Plan. Notwithstanding the foregoing, the Option shall immediately vest and become exercisable in full upon the occurrence of an Event or upon the termination of the Optionee’s service to the Company as a result of death or Disability (as defined below).

4. Expiration. This Option shall expire at 4:00 Central Time on the earliest of (i) the Expiration Date specified in the Option Award Table of this Agreement, (ii) the last day of any period following the Optionee’s termination of service to the Company during which this Option can be exercised (as specified in Section 5 of this Agreement); or (iii) the date (if any) fixed for cancellation pursuant to Section 17(b) of the Plan.

5. Continued Service Requirement. Except as otherwise provided in this Section 5, this Option may be exercised only while the Optionee continues to provide service to the Company.

(a) Death of Optionee. If the Optionee’s service to the Company terminates because of the Optionee’s death, the Option may be exercised at any time within 12 months following the date of death (but in no instance later than the Expiration Date specified in the Option Vesting Schedule of this Agreement) by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance (a “Successor”).

(b) Disability of Optionee. If the Optionee’s service to the Company terminates due to total and permanent disability (as defined in Section 22(e)(3) of the Code or its successor provision) (“Disability”), the Optionee may exercise the Option within 12 months from the date of such termination (but in no event later than the Expiration Date specified in the Option Vesting Schedule of this Agreement).

(c) Other Termination. If the Optionee’s service to the Company terminates other than because of the Optionee’s death or Disability, the Optionee may exercise the Option to the extent it was exercisable immediately prior to such termination within 90 days from the date of such termination (but in no event later than the Expiration Date specified in the Option Vesting Schedule of this Agreement).

6. Procedure to Exercise Option.

(a) Notice of Exercise. This Option may be exercised by following the instructions for exercising Options outlined on the Third Party website or contained in the package of materials provided with this award. If the person exercising this Option is not the Optionee, he or she also must submit appropriate proof of his or her right to exercise this Option.

(b) Tender of Payment. When the Options are exercise payment of the full purchase price of the Shares being purchased through one or a combination of the following methods:

(i)	Payment by check, bank draft or money order payable to the Company;

(ii)	To the extent permitted by the Committee, by means of a broker-assisted cashless exercise in which the person exercising the Option irrevocably instructs his or her broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares; or

(iii)	By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by the person exercising the Option that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the full purchase price of the Shares being purchased (the Optionee shall duly endorse in blank any certificates delivered and shall represent and warrant in writing that he or she is the owner of the Shares so delivered free and clear of all liens, security interests and other restrictions or encumbrances).

(c) Delivery of Shares. As soon as practicable after the Company receives a properly executed notice and the purchase price provided for above, and has determined that all conditions to exercise have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

7. Transfer of Option. The Option may be transferred only for no consideration to a Successor or to a Transferee, as defined in the Plan.

8. No Rights as Shareholder. No person shall have any of the rights of a shareholder of the Company with respect to any shares subject to the Option until the shares are actually issued upon the proper exercise of the Option.

9. The Plan. This Option is subject to all of the terms and conditions contained in the Plan, and the Plan is hereby incorporated by reference into this Agreement. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

10. Governing Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflicts of law principles).

11. Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns (including a Successor) of the Optionee, and upon the successors and assigns of the Company.

By accepting the Agreement on the Third Party web site, the Optionee agrees to all the terms and conditions described above and in the Plan document.

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